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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Arlington Hospitality, Inc.:



We consent to the incorporation by reference in the registration statements on Form S-3 (nos. 333-72742 and 333-32333) and Form S-8 (no. 333-32331,
no. 333-18887 and no. 333-111724) of Arlington Hospitality, Inc. of our report dated March 26, 2004, relating to the consolidated balance sheet of Arlington Hospitality, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, shareholders' equity and cash flows each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 Annual Report on Form 10-K of Arlington Hospitality, Inc.




                                               KPMG LLP
                                               Chicago, Illinois

March 31, 2004